UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 5									OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). Form 3 Holdings Reported Form 4 Transactions Reported		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP							OMB Number: 3235-0362 Expires: September 30, 1998 Estimated average burden hours per response 1.0
(Print or Type Responses)		Filed prusuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol					6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Putnam	John	Stephen	Raymond James Financial (RJF)					X Director		______ 10% Owner
(Last)	(First)	(Middle)	3. IRS or Social Security		4. Statement for			X Officer (give		______ Other (specify
			Number of Reporting		Month/Year			title below)		below)
880 Carillon Parkway			Person (Voluntary)		Sept. 2002			President and COO of RJFS
	(Street)				5. If Amendment			7. Individual orJoint/Group Filing (Check Applicable Line)
			###-##-####		Date of Original			X Form filed by One Reporting Person
St. Petersburg	FL	33716			(Month/Year)			Form filed by More than One Reporting Person
(City)	(State)	(ZIP)	Table I  ~~-~~  Non Derivative Securities Acquired, Disposed of , or beneficially Owned

1. Title of Security			2. Trans-	3. Trans-	4. Securities Acquired (A)			5. Amount of	6. Owner-	7. Nature of
(Instr. 3)			action	action	or Disposed of (D)			Securities	ship	Indirect
			Date	Code	(Instr. 3, 4 and 5)			Beneficially	Form:	Beneficial
				(Instr. 8)				Owned at	Direct	Owner-
			(Month/					End of Month	(D) or	ship
			Day/						Indirect
			Year)			(A) or		(Instr. 3 and 4)	(I)
Raymond James Financial, Inc. (RJF)					Amount	(D)	Price		(Instr. 4)	(Instr. 4)
RJF Common Stock								132,046	D
RJF Common Stock								12,474	I	ESOP

No unreported activity

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).										(Over)
SEC 2270 (9-96)

FORM 5 (continued)	Table II ~~--~~ Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security	2. Conver-	3. Trans-	4. Trans-	5. Number or Deriv-		6. Date Exer-		7. Title and Amount of		8. Price	9. Number	10.Owner-	11.Nature
(Instr. 3)	sion or	action	action	ative Securities Ac-		cisable and		Underlying Securities		of	of deriv-	ship	of
	Exercise	Date	Code	quired (A) or Dis-		Expiration		(Instr. 3 and 4)		deriv-	ative	Form of	Indirect
	Price of		(Instr. 8)	posed of (D)		Date				Secur-	Secur-	Security:	Benefi-
	Deri-	(Month/		(Instr. 3, 4, and 5)		(Month/Day/				ity	ities	Direct	cial
	vative	Day/				Year)				(Instr.	Bene-	(D) or	Owner-
	Security	Year)								5)	ficially	Indirect	ship
											Owned	(I)	(Instr. 4)
											at End	Instr. 4)
											of deriv-
											Month
						Date	Expira-		Amount or		(Instr. 4)
						Exer-	tion	Title	Number of
						cisible	Date		Shares
				(A)	(D)
Employee Stock Option (Right to buy)						Current	01/18/03	Common stock	6,300	22.1667
Employee Stock Option (Right to buy)						11/18/02	01/18/03	Common stock	2,700	22.1667
Employee Stock Option (Right to buy)						11/18/02	01/18/05	Common stock	1,800	20.0625
Employee Stock Option (Right to buy)						11/18/03- 11/18/04	01/18/05	Common stock	4,200	20.0625
Employee Stock Option (Right to buy)						11/28/04	01/28/07	Common stock	4,036	32.0000
Employee Stock Option (Right to buy)						11/28/04-11/28/06	01/28/07	Common stock	5,964	32.0000	25,000	D
Call Options (obligation to sell)						8/12/03	08/12/03	Common stock	38,750	-	1	D
Put Options (right to buy)						8/12/03	08/12/03	Common stock	38,750	-	1	D

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations,								/S/ J. STEPHEN PUTNAM				October 4, 2002
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).								**Signature of Reporting Person				Date

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see Instructions 6 for procedure.

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													SEC 2270 (9-96)